Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Streamex Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Streamex Corp. Technologies, Inc. 2023 Long-Term Incentive Plan, as amended - Common Stock, $0.001 par value per share	457(h)	22,494,324 shares	(1)(2)	$2.51	(3)	$56,460,753.24	(3)	0.00013810	$7,797.23
Total Offering Amounts							$56,460,753.24			$7,797.23
Total Fee Offsets							-		-	-
Net Fee Due										$7,797.23

(1)	Represents the maximum number of shares of common stock, par value $0.001 per share (“Common Stock”), of Streamex Corp (the “Registrant”) issuable pursuant to the Streamex Corp. 2023 Long-Term Incentive Plan, as amended (the “Plan”) being registered herein.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”) this Registration Statement also covers such additional shares of Common Stock, as may issue to prevent dilution from stock splits, stock dividends and similar transactions.

(3)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average high and low price of the Common Stock as reported on The Nasdaq Capital Market on February 12, 2026.